EXHIBIT 10.1

MANAGEMENT AGREEMENT

THIS AGREEMENT is effective as of the 1st day of May, 2005 (the “Effective Date”).

BETWEEN:

I.Q. MICRO INC. (formerly IQ Medical Corp.), a company duly incorporated pursuant to the laws of the state of Colorado, having an office at 500 Australian Avenue, Suite 700, West Palm Beach, Florida, U.S.A., 33401.

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

D.P. MARTIN & ASSOCIATES INC., a company duly incorporated pursuant to the laws of the state of Florida, having an office at 500 Australian Avenue, Suite 700, West Palm Beach, Florida, U.S.A., 33401.

(hereinafter referred to as the “Manager”)

OF THE SECOND PART

RECITALS

WHEREAS the Company is a publicly traded corporation in the United States and the major shareholder of the Company is another Florida incorporated company, Osmotex (USA) Inc. which in turn is a wholly-owned subsidiary of a privately held corporation in Norway, Osmotex A/S, (“Osmotex”).

WHEREAS the registered bead office of the Company is in the State of Florida. there are two operating divisions, one in West Palm Beach, Florida and the second in Horten, Norway;

WHEREAS the Manager is a financial advisory firm that provides early stage public companies with various forms of assistance including financial management services. An employee of the Manager, Robert Rudman (“Rudman”) is a Canadian Chartered Accountant with extensive work experience involving financial services offered to early stage public companies in both Canada and the United States.

WHEREAS the shareholders of Osmotex have requested the assistance of the Manager and in particular, of Rudman in providing certain management services to the Company as hereinafter described, and;

WHEREAS the Manager has agreed, to accept the engagement and to assign Rudman in the task of providing such assistance and services to the Company in accordance with the terms and conditions herein set forth,

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

1.    DUTIES AND DEVOTION OF TIME

1.1.    Duties. During the term of this Agreement the Manager shall be responsible for the duties contained in Schedule “A” attached hereto and incorporated herein by this reference (the “Duties”).

1.2.    Devotion of Time. The parties hereto acknowledge and agree that the work of the Manager is and shall be of such a nature that regular business hours will not apply to his Duties. The Manager agrees that the consideration set forth herein shall be in fill and. complete satisfaction for such work and services, regardless of when and where such work and services are performed. The Company agrees that so long as the Manager properly discharges his duties hereunder, the Manager may devote the remainder of his time and attention to other non-competing business and personal pursuits.

1.3.    Business Opportunities the Property of the Company. The Manager agrees to communicate immediately to the Company all business opportunities, inventions and improvements in the nature of the business of the Company which, during the term of this Agreement, the Manager may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner which relates in any way to the Company, either as it is now or as it may develop, and such business opportunities, inventions or improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payments in addition to the management fee to the Manager.

1.4.    No Personal Use. The Manager shall not use any of the work the Manager shall perform for the Company for any personal purposes without first obtaining the prior written consent of the Company.

2.	RELOCATION EXPENSES

2.1.    Relocation of Rudman. It is understood and agreed by Rudman that in order for the Manager to properly fulfill his Duties to the Company, Rudman must relocate his domicile from Canada to the State of Florida. Rudman agrees to complete this relocation as soon as possible but no later than June 30, 2005. The Company agrees to reimburse the Manager for expenses incurred in relocating Rudman from Canada to the State of Florida to the maximum limit of ten thousand dollars, ($l0,000.00) U.S.

3.	MANAGEMENT FEES AND INCENTIVE STOCK OPTIONS

3.1.    Management Fees. In consideration of Rudman on behalf of the Manager providing the services referred to in the attached Schedule “A” the Company agrees to pay the Manager a monthly management fee (the “Monthly Management Fee”) of ten thousand dollars, ($l0,000.00) U.S. Furthermore, the Manager agrees to pay this monthly fee to Rudman as a salary less required payroll deductions.

3.2.    Incentive Stock Options. As a condition of this Agreement and to form part of this Agreement as attached Schedule “C”, Rudman will be offered and will accept participation in an incentive stock option plan that will provide him with the opportunity to purchase either existing or new shares in the Company on terms acceptable to Rudman.

4.	REIMBURSEMENT OF EXPENSES

4.1.    Reimbursement of Expenses. The Manager and/or Rudman shall be reimbursed for all reasonable out-of-pocket expenses incurred in or about the execution of the Duties contained herein, including without limiting the generality of the foregoing, all reasonable travel expenses payable or incurred by the Manager and for Rudman in connection with the Duties under this Agreement.

5.	CONFIDENTIAL INFORMATION

5.1.    Confidential Information. The Manager shall not either during the term of this Agreement or under the provisions of Section 5.3, without specific consent in writing, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will be use, directly or indirectly, for any purpose other than the purposes of the Company, the private affairs of the company or any confidential information which he may acquire during the term of this Agreement with relation to the business and affairs of the directors and shareholders of the Company, unless the Manager is ordered to do so by a court of competent jurisdiction or unless required by any statutory authority.

5.2.    Non-Disclosure Provisions. The foregoing provision shall be subject to the further non-disclosure provisions contained in Schedule “B” attached hereto and incorporated hereinafter by this reference.

5.3.    Provisions Survive Termination. The provisions of this section shall survive the termination of this Agreement for a period of three years.

6.	TERM

6.1.    Term. This Agreement shall remain in effect until terminated in accordance with any of the provisions contained in this Agreement.

7.	TERMINATION

7.1.    Termination by Manager. Notwithstanding any other provision contained herein, the parties hereto agree that the Manager may terminate this Agreement, with or without cause, by giving ninety (90) days written notice of such intention to terminate.

7.2.    Resignation or Cessation of Duties. In the event that the Manager ceases to perform all of the Duties contained herein, other then by reason of Rudman’s death or disability, or if Rudman resigns unilaterally and on his own initiative from all of his positions this Agreement shall be deemed to be terminated by the Manager as of the date of such cessation of Duties or such resignation, and the Company shall have no further obligations under Section 3 hereof.

7.3.    Termination by Company. The Company may terminate this Agreement at any time for just cause without further obligation. In the event of termination for any reason other than for just cause within eight (8) months of the effective date of this Agreement, the Company will continue to pay the management fee under Clause 2.1 until December 31, 2005. In the event of termination for any reason other than for just cause after December 31, 2005, the Company will continue to pay the management fee for three (3) additional months. Any stock options that have been granted but that have not yet vested shall immediately vest at the date of the final payment, and may be exercised for a period of 30 days only after the final payment.

7.4.    Death. In the event of the death of Rudman during the term of this Agreement, this Agreement shall be terminated as of the date of such death, and Rudman’s spouse, if living, or surviving children shall be entitled to the termination allowance stated in Section 7.3 hereof.

7.5.    Disability. In the event that Rudman will during the term of this Agreement by reason of illness or mental or physical disability or incapacity be prevented from or incapable of performing the Duties hereunder, then the Manager shall be entitled to receive the remuneration provided for herein at the rate specified hereinbefore for the period during which such illness, disability or incapacity will continue, but not exceeding three (3) successive months. If such illness, disability or incapacity continues or will continue for a period longer than three (3) successive months, then this Agreement may, at the option of the Directors of the Company, forthwith be terminated, and the Manager shall be entitled to the termination allowance stated in Section 7.3 hereof.

7.6.    Termination of Payments. Any payments made by the Company to the Manager upon the termination of this Agreement shall be made in cash, or, if the Company does not have available funds, in equal monthly cash installments over one year. All payments required to be made by the Company to the Manager pursuant to Section 7 hereof shall be made in full.

8.	RIGHTS AND OBLIGATIONS UPON TERMINATION

8.1.    Rights and Obligations. Upon termination of this Agreement, the Manager shall deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company, other than the Manager’s personal papers in regard to his role in the Company, which may then be in the Manager’s possession or under his control.

9.	CLOSING

9.1.    Closing Date. This Agreement shall be effective as of May 1, 2005.

9.2.    Conditions of Closing. The parties hereto agree that it shall be a condition of the execution of this Agreement that prior to or contemporaneously with the execution of this Agreement:

(a)	this Agreement shall be approved by the Chief Executive Officer of the Company.

10.	NOTICES AND REQUESTS

10.1.    Notices and Requests. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or mailed by registered or certified mail with postage prepaid and return receipt requested and addressed as follows:

(a)	If to the Company, the registered office in the State of Florida.
(b)	If to the Manager, the office address in the Stare of Florida.

or to such other address as the party to receive notice or request so designates by written notice to the others.

11.	INDEPENDENT PARTIES

11.1.    Independent Parties. This Agreement is intended solely as a management services agreement and no partnerships agency, joint venture, distributorship or other form of agreement is intended.

12.	AGREEMENT VOLUNTARY AND EQUITABLE

12.1.    Agreement Voluntary. The parties acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of any other party regarding any matters dealt with herein or incidental thereto.

12.2.    Agreement Equitable. The parties further acknowledge and declare that they each have carefully considered and understand the provisions contained herein, including, but without limiting the generality of the foregoing, the Manager’s rights upon termination and the restrictions on the Manages after termination and agree That the said provisions are mutually fair and equitable and that they executed this Agreement voluntarily and of their own free will.

13.	CONTRACT NON-ASSIGNABLE; INUREMENT

13.1.    Contract Non-Assignable. This Agreement and all other rights, benefits and privileges contained herein may not be assigned by the Manager

13.2.    Inurement. The rights, benefits and privileges contained herein, including without limitation the benefits of Sections 3 and 7 hereof, shall inure to the benefit of and be binding upon the respective parties hereto, their heirs, executors, administrators and successors.

14.	ENTIRE AGREEMENT

14.1.    Entire Agreement. This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, among the parties. The Manager acknowledges that he was not induced to enter into this Agreement by any representation, warranty, promise or other statement, except as contained herein.

14.2.    Previous Agreements Cancelled. Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the services of the Manager for the Company are hereby terminated and cancelled and each of the parties hereby releases and further discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreements.

15.	WAIVER

15.1.    Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of its or his obligations herein shall be deemed or construed to be a consent or waiver to or of any breach or default of the same or any other obligation of such party. Failure on the part of either party to complain of any act or failure to act; or to declare the other party in default irrespective of how long such failure continues, shall trot constitute a waiver by such party of its or his rights herein or of the right to then or subsequently declare a default.

16.	SEVERABILITY

16.1.    Severability. If any prevision contained herein is determined to be void or unenforceable in whole or in part, it is to that exent deemed omitted. The remaining provisions shall not be affected in any way.

17.	AMENDMENT

17.1.    Amendment. This Agreement shall not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.

18.	HEADINGS

18.1.    Headings. The headings of the sections and subsections herein are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

19.	GOVERNING LAW

19.1.    Governing Law. This Agreement shall be construed under and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

20.	EXECUTION

20.1.    Execution in Several Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of January, 2006.

THE COMPANY

Per:	/s/ Johnny Christiansen
Authorized Signatory

Name:	Johnny Christiansen

Title:	Chief Executive Officer

SIGNED by ROBERT RUDMAN		)
in the presence of:		)
)
Douglas P. Martin		)
Name		)
1480 Breakers West Blvd.		)	/s/ Robert Rudman
West Palm Beach, FL 33411)			ROBERT RUDMAN
Management Consultant		)
Occupation		)

SCHEDULE “A”

MANAGER’S DUTIES

1.    While employed by the Manager, Rudman shall be appointed as the Chief Financial Officer of the Company and shall faithfully, honestly and diligently serve the Company and its subsidiary.

2.    Rudman shall create value for the shareholders by managing the financial interests of the Company by professionally performing the functions of Chief Financial Officer.

3.    Rudman shall be responsible for managing the corporate capital and assuring that the capital is used efficiently. Rudman shall be responsible for leading the financial policy making and contributing to corporate planning for the Company.

4.    Rudman shall report to the Chief Executive Officer of the Company and he may be appointed to additional responsibilities as deemed appropriate by the Chief Executive Officer of the Company.

5.    Rudman’s responsibilities shall includes, but not limited to, the following:

•	Management of cash and investments
•	Budgeting, financial and management reporting
•	Compliance with all government and regulatory compliance issues
•	Interaction with professional advisors including lawyers and auditors
•	Structuring and managing investor and public relations program
•	All forms of tax compliance, reporting and planning
•	Negotiating all aspects of bank financing
•	Legal and contract affairs including lease matters
•	Credit management
•	Insurance and risk management relating to the Officers, Directors and the business

SCHEDULE “B”

NON-DISCLOSURE PROVISIONS

1.	CONFIDENTIAL INFORMATION AND MATERIALS

(a) “Confidential information” shall mean, for the purposes of this Agreement, non-public information which the Company designates as being confidential or which, under the circumstances surrounding disclosure ought reasonably to be treated as confidential. Confidential Information includes, without limitation, information, whether written, oral or communicated by any other means, relating to released or unreleased Company software or hardware products, the marketing or promotion of any product of the Company, the Company’s business policies or practices, and information received from others which the Company is obliged to treat as confidential. Confidential Information disclosed to the Manager by any subsidiary and/or agents of the Company is covered by this Agreement.

(b) Confidential Information shall not include that information defined as Confidential Information hereinabove which the Manager can exclusively establish:

(i) is or subsequently becomes publicly available without breach of any obligation of confidentiality owed to the Company;

(ii) became known to the Manager prior to disclosure by the Company to the Manager;

(iii) became known to the Manager from a source other than the Company other than by the breach of any obligations of confidentiality owed to the Company; or

(iv) is independently developed by the Manager.

(c) Confidential Materials shall include all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

2.	RESTRICTIONS

(a) The Manager shall not disclose any Confidential information to third parties for a period of three (3) years following the termination of this Agreement, except as provided herein. However, the Manager may disclose Confidential Information during bona fide execution of the Duties or in accordance with judicial or other governmental order, provided that the Manager shall give reasonable notice to the Company prior to such disclosure and shall comply with any applicable protective order or equivalent.

(b) The Manager shall take reasonable security precautions, at least as great as the precautions he takes to protect his own confidential information to keep confidential the Confidential Information, as defined hereinabove.

(c) Confidential Information and Materials may be disclosed reproduced, summarized or distributed only in pursuance of the business relationship of the Manager with the Company, and only as provided hereunder.

3.	RIGHTS AND REMEDIES

(a) The Manager shall notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Materials, or any other breach of this Agreement by the Manager, and shall co-operate with the Company in every reasonable manner to aid the Company to regain possession of said Confidential Information or Materials and prevent all such further unauthorized use.

(b) The Manager shall return all originals, copies, reproductions and summaries of or relating to the Confidential Information at the request of the Company or, at the option of the Company, certify destruction of the same.

(c) The parties hereto recognize that a breach by the Manager of any of the provisions contained herein would result in damages to the Company and that the Company could nor be compensated adequately for such damages by monetary award. Accordingly, the Manager agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.	MISCELLANEOUS

(a) All Confidential Information and Materials are and shall remain the property of the Company. By disclosing information to the Manager, the Company does not grant any express or implied right to the Manager to or under any and all patents, copyrights, trademarks, or trade secret information belonging to the Company.

(b) All obligations created herein shall survive change or termination of any and all business relationships between the parties for a period of three years after such termination.

(c) The Company may from time to time request suggestions, feedback or other information from the Manager on Confidential Information or on released or unreleased software belonging to the Company. Any suggestions, feedback or other disclosures made by the Manager are and shall be entirely voluntary on the part of the Manager and shall not create any obligations on the part of the Company or a confidential agreement between the Manager and the Company. Instead, the Company shall be free to disclose and use any suggestions, feedback or other information from the Manager as the Company sees fit, entirely without obligation of any kind whatsoever to the Manager.

SCHEDULE “C”

INCENTIVE STOCK OPTIONS